Exhibit 99.1

Landmark Infrastructure Partners LP Announces Departure of Board Member Nandit Gandhi

EL SEGUNDO, California, July 5, 2019 (GLOBE NEWSWIRE) – Landmark Infrastructure Partners LP (the “Partnership”, “Landmark”) (NASDAQ: LMRK) today announced the departure of Nandit Gandhi from the Board of Directors (the “Board”) of Landmark Infrastructure Partners GP LLC, the Partnership’s general partner.  Mr. Gandhi has served as a member of the Board since January 2016 and is stepping down to increase his focus on new professional endeavors.

“We would like to thank Nandit for his many contributions to the success of Landmark,” said Tim Brazy, Chief Executive Officer of the Partnership’s general partner.  “During his tenure at Landmark, we have benefited from his extensive operations and financial expertise, as well as his leadership and guidance.  We are grateful for his service, and I am joined by the other directors in wishing him well in his future endeavors.”

About Landmark Infrastructure Partners LP

The Partnership owns and manages a portfolio of real property interests and infrastructure assets that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.

CONTACT:	Marcelo Choi Vice President, Investor Relations (213) 788-4528 ir@landmarkmlp.com